Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Form S-3 (333-216009) and in Form S-8 (File Nos. 333-188985, 333-201252, and 333-214150) of Xcel Brands, Inc. and Subsidiaries of our report dated April 22, 2021 on our audit of the consolidated financial statements of Xcel Brands, Inc. and Subsidiaries as of and for the year ended December 31, 2020, included in this Annual Report on Form 10-K of Xcel Brands, Inc. and Subsidiaries for the year ended December 31, 2021. We also consent to the reference to our firm under the caption “Experts” in Form S-3 (333-216009).

/s/ CohnReznick LLP

New York, New York

April 14, 2022